         Exhibit 10.2.3

BLOCK, INC.
2015 EQUITY INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK AWARD AND RESTRICTED STOCK AGREEMENT
Capitalized terms that are not defined in this Notice of Restricted Stock Award and Restricted Stock Agreement (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Award, or any of the exhibits to these documents (all together, the “Agreement”) have the meanings given to them in the Block, Inc. 2015 Equity Incentive Plan (the “Plan”).
The Participant has been granted this Restricted Stock Award (“RSA”) according to the terms below and subject to the terms and conditions of the Plan and this Agreement, as follows:
Participant ID    %%EMPLOYEE_IDENTIFIER%-%
Participant Name    %%FIRST_NAME%-% %%LAST_NAME%-%
Grant Number    %%OPTION_NUMBER%-%
Grant Date    %%OPTION_DATE,’Month DD, YYYY’%-%
Vesting Start Date    %%VEST_BASE_DATE,’Month DD, YYYY’%-%
Number of Shares Granted    %%TOTAL_SHARES_GRANTED,’999,999,999’%-%
Vesting Schedule:
Unless the vesting is accelerated, the Shares of Restricted Stock subject to this RSAwill vest according to the schedule provided in Schedule A.
All vesting will be rounded in accordance with Section 3(f) of the Plan.
If the Participant ceases to be a Service Provider for any or no reason before Participant fully vests in these Shares of Restricted Stock, the unvested Shares of Restricted Stock will terminate according to the terms of Section 5 of this Agreement.
The Participant’s signature below indicates that:
(i)Participant agrees that this Restricted Stock Award is granted under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.
(ii)Participant understands that the Company is not providing any tax, legal, or financial advice and is not making any recommendations regarding their participation in the Plan or their acquisition or sale of Shares.
(iii)Participant has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to signing this Agreement, and fully understands all provisions of the Plan and Agreement. Participant will consult with their own personal tax, legal, and financial advisors before taking any action related to the Plan.
(iv)Participant has read and agrees to each provision of this Agreement, including without limitation Section 10.
(v)Participant will notify the Company of any change to the contact address below.

If Participant does not provide a signature below, the electronic equivalent of consent pursuant to Exhibit A, Section 10(d) of the Agreement, or provide written notice to the Company of rejection of the Restricted Stock Award in writing to the Company by the first date on which the Shares of Restricted Stock under this RSA are scheduled to vest and are thereby settled and released into Participant’s account, the Restricted Stock Award shall be deemed accepted in accordance with sections (i)-(v), above if not otherwise affirmatively accepted by Participant, and Participant will therefore be agreeing to be subject to all the terms and conditions of this Agreement.
PARTICIPANT

Signature
Address:    %%ADDRESS_LINE_1%-%
    %%ADDRESS_LINE_2%-%
    %%CITY%-% %%STATE%-% %%ZIPCODE%-%
    %%COUNTRY%-%

SCHEDULE A

VESTING SCHEDULE

Vesting Date	Number of RSAs

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD
1.Grant. The Company grants the Participant an award of Restricted Stock as described in the Notice of Grant. If there is a conflict between the Plan, this Agreement, or any other agreement with the Participant governing these Shares of Restricted Stock, those documents will take precedence and prevail in the following order: (a) the Plan, (b) the Agreement, and (c) any other agreement between the Company and the Participant governing these Shares of Restricted Stock.
2.Escrow of Shares.
(a)Once the Participant signs this Agreement, all of these Shares of Restricted Stock will be delivered to an escrow holder designated by the Company (the “Escrow Holder”) and will be held by the Escrow Holder until these Shares of Restricted Stock vest or the Participant ceases to be a Service Provider.
(b)The Escrow Holder is not liable for any act it does or does not do for purposes of holding these Shares of Restricted Stock in escrow.
(c)The Escrow Holder will transfer any vested Shares of Restricted Stock to the Participant at their request.
(d)The Participant has no right to receive cash dividends on any of these Shares of Restricted Stock that are held in escrow but has all other rights of a stockholder for such Shares, including the right to vote.
(e)These Shares of Restricted Stock will be subject to any adjustments made according to Section 13(a) of the Plan.
(f)The Company may instruct the transfer agent for the Common Stock to record the restrictions on transfer in this Agreement by placing a legend on the certificates representing the Restricted Stock or otherwise noting its records.
3.Vesting. These Shares of Restricted Stock will vest only under the Vesting Schedule in the Notice of Grant, Section 4 of this Agreement, or Section 14 of the Plan. Shares of Restricted Stock scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless the Participant continues to be a Service Provider until the time such vesting is scheduled to occur. The Administrator may modify the Vesting Schedule according to its authority under the Plan if the Participant takes a leave of absence or has a reduction in hours worked.
4.Administrator Discretion. The Administrator has the discretion to accelerate the vesting of any number of unvested Shares of Restricted Stock at any time, subject to the terms of the Plan. In that case, those Shares of Restricted Stock will be vested as of the date specified by the Administrator.
5.Forfeiture upon Termination of Status as a Service Provider. Upon the Participant’s termination as a Service Provider for any reason, these Shares of Restricted Stock will immediately stop vesting, and on the 30th day following the Termination of Status Date (or any earlier date on or following the Termination of Status Date determined by the Administrator), any of these Shares of Restricted Stock that have not yet vested will be forfeited by the Participant and automatically transferred by the Escrow Holder to the Company at no cost to the Company, subject to Applicable Laws. The Participant will not be refunded any price paid for such Shares and will have no further rights under this Agreement. The Participant appoints the Escrow Holder with full power of substitution (as the Participant’s true and lawful attorney in fact with irrevocable power and authority in the name and on behalf of the Participant) to take any action and execute all documents and instruments, including stock powers necessary to transfer the certificate(s) evidencing such unvested Shares of Restricted Stock to the Company upon such termination. The date of the Participant’s termination as a Service Provider is detailed in Section 3(c) of the Plan.
6.Death of Participant. Any distribution or delivery to be made to the Participant under this Agreement will, if Participant is then deceased, be made to the administrator or executor of their estate or, if the Administrator permits, their designated beneficiary. Any such transferee must furnish the Company with (a) written notice of their status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.
7.Tax Withholding.
(a)No Shares of Restricted Stock may be released from escrow until the Participant makes satisfactory arrangements (as determined by the Administrator) for the payment of income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, payment on account, or other tax-related items related to their participation in the Plan and legally applicable to them that the Administrator determines must be withheld (“Tax-Related Items”), including those that result from the grant, vesting, or subsequent sale of Shares of Restricted Stock or the receipt of any dividends. If the Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be restricted by any Appendix. If the Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items under this Agreement when any of these Shares of Restricted Stock otherwise are supposed to vest or Tax-Related Items related to these Shares of Restricted Stock otherwise are due, Participant will permanently forfeit the applicable Shares of Restricted Stock and such Shares of Restricted Stock will be returned to the Company at no cost to the Company.
(b)The Company has the right (but not the obligation) to satisfy any Tax-Related Items by withholding from proceeds of a sale of any of these Shares of Restricted Stock that have vested arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent).
(c)The Company also has the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to the Participant.
(d)Further, if the Participant is subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Company and/or any member of the Company Group for whom Participant is performing services (each, an “Employer”) or former Employer(s) may withhold or account for tax in more than one jurisdiction.
(e)Regardless of any action of the Company or the Employer(s), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains their responsibility and may exceed the amount actually withheld by the Company or the Employer(s). The Participant further acknowledges that the Company and the Employer(s) (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of these Shares of Restricted Stock and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of these Shares of Restricted Stock to reduce or eliminate their liability for Tax-Related Items or achieve any particular tax result.
8.Forfeiture or Clawback. These Shares of Restricted Stock (including any proceeds, gains or other economic benefit received by the Participant from their subsequent sale) will be subject to any compensation recovery or clawback policy implemented by the Company before or after the date of this Agreement. This includes any clawback policy adopted to comply with the requirements of Applicable Laws.
9.Rights as Stockholder. The Participant’s rights as a stockholder of the Company (including the right to vote and to receive dividends and distributions) will not begin until these Shares of Restricted Stock have been issued and recorded on the records of the Company or its transfer agents or registrars.
10.Acknowledgements and Agreements. The Participant’s signature on the Notice of Grant accepting these Shares of Restricted Stock indicates that:
(a)PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE SHARES OF RESTRICTED STOCK IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED OR BEING GRANTED THESE SHARES OF RESTRICTED STOCK DO NOT RESULT IN VESTING.
(b)PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THESE SHARES OF RESTRICTED STOCK AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL AND DOES NOT INTERFERE IN ANY WAY WITH THEIR RIGHT OR THE RIGHT OF THE EMPLOYER(S) TO TERMINATE THEIR RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE, SUBJECT TO APPLICABLE LAWS.
(c)The Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that Participant is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.
(d)The Participant agrees that the Company’s delivery of any documents related to the Plan or these Shares of Restricted Stock (including the Plan, the Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders) to them may be made by electronic delivery, which may include the delivery of a link to a Company intranet or to the Internet site of a third party involved in administering the Plan, the delivery of the document via email, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, the Participant will be provided with a paper copy of the documents. The Participant acknowledges that Participant may receive from the Company a paper copy of any documents that were delivered electronically at no cost to them by contacting the Company by telephone or in writing. The Participant may revoke their consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised email address by telephone, postal service or electronic mail. The Participant also voluntarily agrees to participate in the

Plan, including provide consent to the terms and conditions of the Plan and this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company and such participation shall have the same force and effect as hardcopy signature. Finally, the Participant understands that Participant is not required to consent to electronic delivery of documents.
(e)The Participant may deliver any documents related to the Plan or these Shares of Restricted Stock to the Company by email or any other means of electronic delivery approved by the Administrator, but Participant must provide the Company or any designated third party administrator with a paper copy of any documents if their attempted electronic delivery of such documents fails.
(f)The Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive, and final. No member of the Administrator will be personally liable for any such decisions or interpretations.
(g)The Participant agrees that the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.
(h)The Participant agrees that the grant of these Shares of Restricted Stock is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock or benefits in lieu of restricted stock, even if restricted stock has been granted in the past.
(i)The Participant agrees that any decisions regarding future Awards will be in the Company’s sole discretion.
(j)The Participant agrees that Participant is voluntarily participating in the Plan.
(k)The Participant agrees that these Shares of Restricted Stock are not intended to replace any pension rights or compensation.
(l)The Participant agrees that these Shares of Restricted Stock and their income and value are not part of normal or expected compensation for any purpose, including for calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments.
(m)The Participant agrees that the future value of these Shares of Restricted Stock is unknown, indeterminable, and cannot be predicted with certainty.
(n)The Participant agrees that, for purposes of these Shares of Restricted Stock, their engagement as a Service Provider is terminated as of the Termination of Status Date (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of their service agreement, if any), unless otherwise expressly provided in this Agreement or determined by the Administrator.
(o)The Participant agrees that any right to vest in these Shares of Restricted Stock terminates as of the Termination of Status Date and will not be extended by any notice period (e.g., the period that Participant is a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where Participant is a Service Provider or by their service agreement or employment agreement, if any, unless Participant is providing bona fide services during such time).
(p)The Participant agrees that the Administrator has the exclusive discretion to determine when Participant is no longer actively providing services for purposes of these Shares of Restricted Stock (including whether Participant is still considered to be providing services while on a leave of absence).
(q)The Participant agrees that no member of the Company Group is liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of these Shares of Restricted Stock or of any amounts due to them upon the sale of any of these Shares of Restricted Stock.
(r)The Participant has read and agrees to the Data Privacy Provisions of Section 11 of this Agreement and the Block Employee Privacy Notice set forth at go/employeeprivacy (the “Privacy Notice”), and agrees to be bound by the Privacy Notice as it may be updated from time to time.
(s)The Participant agrees that Participant has no claim or entitlement to compensation or damages from any forfeiture of these Shares of Restricted Stock resulting from the termination of their status as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a

Service Provider or the terms of their service agreement, if any), and in consideration of the grant of these Shares of Restricted Stock to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any member of the Company Group, waives their ability (if any) to bring any such claim, and releases the Company and all members of the Company Group from any such claim. If any such claim is nevertheless allowed by a court of competent jurisdiction, then the Participant’s participation in the Plan constitutes their irrevocable agreement to not pursue such claim and to execute any and all documents necessary to request dismissal or withdrawal of such claim.
11.Data Privacy.
(a)The Participant voluntarily consents to the collection, use, transfer, and other processing, in electronic or other form, of their personal data (“Data”) as described in this Agreement (including the Privacy Notice, as it may be updated from time to time) and any other Award materials by and among, as applicable, the Employer(s), the Company and any member of the Company Group for the purposes of implementing, administering, and managing their participation in the Plan and as otherwise set forth in the Privacy Notice, as it may be updated from time to time. If the Participant does not choose to participate in the Plan, their employment status or service with the Company Group will not be adversely affected.
(b)The Participant understands that the Company and the Employer(s) may hold certain Data about them, including, but not limited to, their name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in their favor, for the purposes of implementing, administering, and managing the Plan and as otherwise set forth in the Privacy Notice, as it may be updated from time to time.
(c)The Participant understands that Data will be transferred to one or more a stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan and for purposes as set forth in the Privacy Notice, as it may be updated from time to time. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than their country. The Participant understands that if they reside outside the United States, they may request a list with the names and addresses of any potential recipients of their Data by contacting their local human resources representative. The Participant authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) to receive, possess, use, retain, transfer, and otherwise process the Data, in electronic or other form, for the purposes of implementing, administering and managing their participation in the Plan and as otherwise set forth in the Privacy Notice, as it may be updated from time to time.
(d)The Participant understands that Data will be held only as long as is necessary to implement, administer and manage their participation in the Plan. The Participant understands that if Participant resides in certain jurisdictions outside the United States, to the extent required by Applicable Laws, they may, at any time, request access to Data, request additional information about the storage and other processing of Data, request the deletion of Data, request the restriction or the processing of Data, request to restrict or object to the use of Data under certain circumstances, require any necessary amendments or corrections to Data, or refuse or withdraw the consents given by accepting these Shares of Restricted Stock, in any case without cost, by contacting in writing their local human resources representative. Further, the Participant understands that they are providing these consents on a purely voluntary basis. If the Participant does not consent or if Participant later seeks to revoke their consent, their engagement as a Service Provider with the Employer(s) will not be adversely affected; the only consequence of refusing or withdrawing their consent is that the Company will not be able to grant them awards under the Plan or administer or maintain awards. Therefore, the Participant understands that refusing or withdrawing their consent may affect their ability to participate in the Plan (including the right to retain these Shares of Restricted Stock). The Participant understands that they may contact their local human resources representative for more information on the consequences of their refusal to consent or withdrawal of consent.
12.Miscellaneous.
(a)Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at Block, Inc., 1455 Market Street, Suite 600, San Francisco, CA 94103 until the Company designates another address in writing.
(b)Non-Transferability of Restricted Stock. These Shares of Restricted Stock may not be transferred other than by will or the laws of descent or distribution.

(c)Binding Agreement. If any Shares of Restricted Stock are transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties to this Agreement.
(d)Additional Conditions to Issuance of Stock and Release from Escrow. If the Company determines that the listing, registration, qualification, or rule compliance of the Common Stock on any securities exchange or under any state, federal, or foreign law or the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of these Shares of Restricted Stock or their release from escrow to the Participant (or their estate), the Company will try to meet the requirements of any such state, federal, or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange, but these Shares of Restricted Stock will not be issued until such conditions have been met in a manner acceptable to the Company.
(e)Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
(f)Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.
(g)Non-U.S. Appendix. These Shares of Restricted Stock are subject to any special terms and conditions set forth in any appendix to this Agreement for the Participant’s country (the “Appendix”). If the Participant relocates to a country included in the Appendix, the special terms and conditions for that country will apply to them to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.
(h)Choice of Law; Choice of Forum. The Plan, this Agreement, these Shares of Restricted Stock, and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under the Plan, the Participant's acceptance of these Shares of Restricted Stock is their consent to the jurisdiction of the State of Delaware and their agreement that any such litigation will be conducted in the Delaware Court of Chancery or the federal courts for the United States for the District of Delaware and no other courts, regardless of where Participant is performing services.
(i)Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that Participant is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. The Company reserves the right to revise the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with other Applicable Laws.
(j)Waiver. The Participant acknowledges that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by them.
(k)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with their own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.
HSR. To the extent necessary to comply with the filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as may hereinafter be amended (“HSR”), Participant agrees to take any and all necessary actions to arrange for and complete the immediate and automatic sale of the Shares subject to this Award as such Shares vest and are settled to Participant under this Agreement.

EXHIBIT B
APPENDIX TO RESTRICTED STOCK AGREEMENT
Terms and Conditions
This Appendix to Restricted Stock Agreement (the “Appendix”) includes additional terms and conditions that govern these Shares of Restricted Stock granted to the Participant under the Plan if Participant resides in one of the countries listed below on the Grant Date or Participant moves to one of the listed countries.
Notifications
This Appendix may also include information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other Applicable Laws in effect in the respective countries as of January 2022. Such Applicable Laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant sells Shares acquired under the Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure them of a particular result. The Company is not providing Participant with any tax, legal, or financial advice and is not making any recommendations regarding Participant’s acquisition or sale of Shares acquired under the Plan. The Participant is advised to seek appropriate professional advice as to how the Applicable Laws in their country may apply to their situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which Participant is currently working, transfers employment after these Shares of Restricted Stock are granted, or is considered a resident of another country for local law purposes, the information in this Appendix may not apply to them, and the Administrator will determine to what extent the terms and conditions in this Appendix apply.
Countries

[COUNTRY-SPECIFIC PROVISIONS TO BE INSERTED IF AND AS APPLICABLE]